Exhibit 99.1

CVS Caremark Announces PBM Succession Plan

Per Lofberg, President of PBM Extends His Contract Through December 2013

Jon Roberts, Chief Operating Officer of PBM, to Assume Role of President

Effective September 2012

WOONSOCKET, R.I., March 30, 2012 — CVS Caremark Corporation (NYSE: CVS) today outlined succession plans for its PBM business. During the company’s Analyst meeting this past December, Per Lofberg announced his intention to extend his employment agreement with CVS Caremark through December 2013. Today the company announced that Jon Roberts, EVP and Chief Operating Officer of the PBM, will assume the role of President of the PBM business effective September 1, 2012 and will continue to report to Lofberg. Lofberg will continue to report to Larry Merlo, President and Chief Executive Officer of CVS Caremark Corporation.

In his new role as President, Caremark Pharmacy Services, Roberts will have day-to-day oversight for the PBM business including sales and account management and operations. Effective September 1, 2012, Lofberg will focus on driving PBM strategy, new business development, and client relationship management and retention serving effectively as the chairman of the PBM.

Roberts, 56, a pharmacist by training, has more than 30 years of pharmacy health care experience including 21 years with CVS Caremark. He has served in the role of Executive Vice President and Chief Operating Officer for Caremark Pharmacy Services since 2010. Prior to that, he led Pharmaceutical Purchasing, Pricing and Network Relations. While serving as the company’s Chief Information Officer, Roberts spearheaded RxConnect which significantly enhanced retail pharmacy performance. He spent more than 14 years in the company’s Retail business and held a variety of senior roles including serving as the Senior Vice President of Retail Operations.

“Jon is the right leader to build on the tremendous foundation that Per Lofberg has created for long-term success,” stated Larry Merlo, President and Chief Executive Officer of CVS Caremark. “Jon is a results-driven leader, whose analytical approach has served him well in the variety of roles he has held over his 20-year tenure with CVS Caremark. His broad base of pharmacy experience will further our mission to continually improve how we do business and look for ways to do it better, more efficiently and at a lower cost.”

“This thoughtful leadership transition demonstrates the strength of our succession planning process, and importantly ensures that we’re well-positioned to continue to meet the needs of our clients and their members. As President and CEO, I am grateful to both Per and Jon for their partnership as we work together to position Caremark Pharmacy Services for continued long-term success.”

About CVS Caremark

CVS Caremark is the largest pharmacy health care provider in the United States with integrated offerings across the entire spectrum of pharmacy care. We are a pharmacy innovation company, uniquely positioned to engage plan members in behaviors that improve their health and to lower overall health care costs for health plans, plan sponsors and their members. CVS Caremark is a market leader in mail order pharmacy, retail pharmacy, specialty pharmacy, and retail clinics, and is a leading provider of Medicare Part D Prescription Drug Plans. As one of the country’s largest pharmacy benefits managers (PBMs), we provide access to a network of more than 65,000 pharmacies, including more than 7,300 CVS/pharmacy® stores that provide unparalleled service and capabilities. Our clinical offerings include our signature Pharmacy Advisor™ program as well as innovative generic step therapy and genetic benefit management programs that promote more cost effective and healthier behaviors and improve health care outcomes. General information about CVS Caremark is available through the Company’s website at http://info.cvscaremark.com/.